Exhibit 99.1

Contacts: Investor Relations Evan Black & Kristina Carbonneau 800.493.8219 InvestorRelations@santanderconsumerusa.com	Media Relations Laurie Kight 214.801.6455 LKight@santanderconsumerusa.com
Santander Consumer USA Holdings Inc. Reports Fourth Quarter and Full Year 2014 Results
Dallas, TX (February 3, 2015) – Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) today announced net income for fourth quarter 2014 of $247.0 million, or $0.69 per diluted common share, up from the third quarter 2014 net income of $191.4 million, or $0.54 per diluted common share, and up from fourth quarter 2013 net income attributable to SCUSA shareholders of $113.9 million, or $0.33 per diluted common share.
Fourth Quarter 2014 Key Highlights:

•	Return on average equity of 29.1%, up from 23.9% in prior quarter and 17.3% in prior year fourth quarter

•	Return on average assets of 3.1%, up from 2.5% in prior quarter and 1.8% in prior year fourth quarter

•	Total originations of $6.1 billion, seasonally down from $7.4 billion in prior quarter and up from $5.8 billion in prior year fourth quarter

•	Managed assets of $41.2 billion, up from $40.4 billion as of prior quarter-end and $30.0 billion as of prior year-end

•	Net charge-off ratio of 8.6%, seasonally up from 8.4% in prior quarter and up from 8.1% in prior year fourth quarter

•	Provision for credit losses of $560 million, down from $770 million in the prior quarter and $629 million in prior year fourth quarter

•	Efficiency ratio of 19.1%, up from 16.0% in prior quarter, and in line with 19.2% in prior year fourth quarter

•	Unsecured loans of $1.8 billion, up from $1.3 billion as of prior quarter-end and $954 million as of prior year-end
Net income for the full year 2014 was $766.3 million, or $2.15 per diluted common share. Core net income1 for the full year 2014 was $842.2 million, or $2.37 per diluted common share, up from prior year net income attributable to SCUSA shareholders of $697.5 million, or $2.01 per diluted common share.

"We are pleased to report strong results both for the quarter and for the year, well ahead of our objective set at the beginning of last year with core EPS1 growth of 18 percent. The annual results included strong origination volumes, growth in the serviced for others portfolio and industry-leading efficiency despite an increase in regulatory and compliance costs. In 2015, we will continue to focus on optimizing the mix of retained assets versus those sold and serviced for others, continuing our presence in prime auto and unsecured consumer markets and efficiently funding our business," said Tom Dundon, Chairman and Chief Executive Officer.

In the fourth quarter, total originations were $6.1 billion, including $2.4 billion in Chrysler retail loans, $722 million in Chrysler leases originated for our own portfolio, and $565 million in Chrysler lease originations facilitated for an affiliate. Other originations, including other auto and unsecured consumer loans, totaled $2.5 billion for the fourth quarter 2014. For the full year 2014, origination volume was $27.5 billion, including more than $11.5 billion in Chrysler retail loans, $4.5 billion in Chrysler leases originated for our own portfolio, and $2.2 billion in Chrysler lease and dealer loan originations facilitated for an affiliate. Other originations, including other auto and unsecured consumer loans, for the full year 2014 totaled $9.4 billion. Total originations for the full year 2014 grew 33 percent compared to the full year 2013.

1 For a reconciliation from GAAP to this non-GAAP measure, see "Reconciliation of Non-GAAP Measures" on Page 14 of this release.

Finance receivables, loans and leases, net2, increased 6 percent to $28.8 billion at December 31, 2014 from $27.3 billion at September 30, 2014 and increased 23 percent from $23.4 billion at December 31, 2013, driven by Chrysler Capital and unsecured consumer lending. Compared to the third quarter 2014, the fourth quarter excluded an off-balance sheet securitization due to timing, therefore, SCUSA retained higher quality assets on balance sheet at quarter-end. SCUSA's retained portfolio average APR as of the end of the fourth quarter for retail installment contracts was 16.0 percent, down from 16.3 percent as of the end of the third quarter 2014 and the end of the fourth quarter 2013.

Net finance and other interest income increased 13 percent to $1.1 billion in the fourth quarter 2014 from $953 million in the fourth quarter 2013, driven by a 25 percent growth in the average portfolio. The provision for credit losses decreased to $560 million in the fourth quarter 2014, from $770 million in the third quarter 2014, and $629 million in the fourth quarter 2013. The quarter-over-quarter provision decrease was primarily driven by positive model impacts and a decrease in months' coverage, partially offset by expected seasonal patterns in charge-offs. The allowance for loan losses remained flat at $3.1 billion quarter-over-quarter. The allowance for loans ratio3 decreased to 11.5 percent as of December 31, 2014 from 12.1 percent as of September 30, 2014.
"After reviewing underlying metrics and trends, our data supported a decrease in months' coverage on our auto portfolio, leading to an $0.11 EPS increase. Based on the trends we are seeing in the market as well as in our portfolio, we remain confident in the adequacy of our coverage," said Jason Kulas, President and Chief Financial Officer.
Consistent with expected seasonal patterns, SCUSA’s net charge-off ratio increased slightly to 8.6 percent for the fourth quarter 2014 from 8.4 percent for the third quarter 2014, and increased from 8.1 percent for the fourth quarter 2013. Additionally, SCUSA’s delinquency ratio increased moderately to 4.5 percent as of the end of the fourth quarter 2014 from 4.1 percent at the end of the third quarter 2014, and is in line with 4.5 percent delinquency ratio as of the end of the fourth quarter 2013.
During the quarter, SCUSA incurred $230 million of operating expenses, up 14 percent from $203 million in the fourth quarter 2013, primarily due to SCUSA’s strong asset growth on and off-balance sheet over the previous year, leading to higher headcount. Consistent with seasonal trends of increased servicing expenses at the end of the year, fourth quarter 2014 operating expenses increased 14 percent from $202 million in the third quarter 2014. SCUSA produced a 19.1 percent efficiency ratio for the quarter, compared to 19.2 percent in the same period last year, evidencing our continued ability to scale despite an increase in regulatory and compliance costs.
During the quarter, SCUSA continued to demonstrate consistent access to liquidity with the execution of a $1 billion securitization from SDART4, a $700 million increased capacity in private term amortizing facilities and an additional $500 million in warehouse borrowing capacity.
Additionally, SCUSA continued to focus on the growth of its capital-light, higher ROE serviced for others platform by completing loan sales of $1.1 billion through monthly loan sale programs to Bank of America and Citizens Bank of Pennsylvania, and facilitating $565 million of lease originations for an affiliate. For the full year 2014, SCUSA sold or facilitated originations of $9.2 billion to third parties or to an affiliate. Servicing fee income totaled $19.6 million in the fourth quarter 2014, up from $4.5 million in the fourth quarter 2013 primarily due to the increase in the portfolio of loans and leases serviced for others to $10.3 billion as of December 31, 2014 from $4.5 billion as of December 31, 2013. During the fourth quarter 2014, SCUSA's serviced for others portfolio increased slightly from $10.2 billion at September 30, 2014 and servicing fee income was relatively flat quarter-over-quarter due to SCUSA's transferring the servicing of $878 million in dealer loans held by an affiliate, the absence of an off-balance sheet securitization and normal portfolio runoff. For the fourth quarter 2014, net investment gains, which primarily consist of gains on sale, totaled $21.3 million, down from $38.0 million in the third quarter 2014 and $31.7 million in the fourth quarter 2013, driven by the timing of asset sales.

2 Includes Receivables held for sale, Retail installment contracts held for investment, Unsecured consumer loans, Receivables from dealers held for investment, Leased vehicles and Capital lease receivables
3Excluding impairment on our purchased receivables portfolios
4 Net bonds sold of $941 million

Conference Call Information
SCUSA management will host a conference call and webcast to discuss the fourth quarter results and other general matters at 9 a.m. Eastern Time on Tuesday, February 3, 2015. The conference call will be accessible by dialing 844-856-2691 (U.S. domestic), or 815-926-1990 (international), conference ID 62509092. Please dial in 10 minutes prior to the start of the call. The conference call will also be accessible via live audio webcast through the Investor Relations section of the corporate website at http://investors.santanderconsumerusa.com. Choose “Events” and select the information pertaining to the Q4 2014 Earnings Call. Additionally there will be several slides accompanying the webcast. Please go to the website at least 15 minutes prior to the call to register, download, and install any necessary software.
For those unable to listen to the live broadcast, a replay will be available on the company’s website or by dialing 855-859-2056 (U.S. domestic), or 404-537-3406 (international), conference ID 62509092, approximately two hours after the event. The dial-in replay will be available for two weeks after the conference call, and the webcast replay will be available through February 3, 2016. A fourth quarter company update will also be available by visiting the Investor Relations page of SCUSA’s website at http://investors.santanderconsumerusa.com.

Non-GAAP Disclosure
This press release includes certain non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). SCUSA believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and SCUSA’s marketplace performance. This additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are not guarantees of future performance and involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond our control. For additional discussion of these risks, refer to the section entitled “Risk Factors” and elsewhere in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed by us with the SEC. Among the factors that could cause our financial performance to differ materially from that suggested by the forward-looking statements are: (a) we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business; (b) adverse economic conditions in the United States and worldwide may negatively impact our results; (c) our business could suffer if our access to funding is reduced; (d) we face significant risks implementing our growth strategy, some of which are outside our control; (e) our agreement with Chrysler may not result in currently anticipated levels of growth and is subject to certain performance conditions that could result in termination of the agreement; (f) our business could suffer if we are unsuccessful in developing and maintaining relationships with automobile dealerships; (g) our financial condition, liquidity, and results of operations depend on the credit performance of our loans; (h) loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; (i) we are subject to certain regulations, including oversight by the Office of the Comptroller of the Currency, the CFPB, the Bank of Spain, and the Federal Reserve, which oversight and regulation may limit certain of our activities, including the timing and amount of dividends and other limitations on our business; and (j) future changes in our relationship with Santander could adversely affect our operations. If one or more of the factors affecting our forward-looking information and statements proves incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements. Therefore, we caution not to place undue reliance on any forward-looking information or statements. The effect of these factors is difficult to predict. Factors other than these also could adversely affect our results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. New factors emerge from time to time, and management cannot assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statements only speak as of the date of this document, and we undertake no obligation to update any forward-looking information or statements, whether written or oral, to reflect any change, except as required by law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About Santander Consumer USA Holdings Inc.
Santander Consumer USA Holdings Inc. (NYSE: SC) (“SCUSA”) is a full-service, technology-driven consumer finance company focused on vehicle finance and unsecured consumer lending products. The company, which began originating retail installment contracts in 1997, has a serviced finance portfolio of more than $41 billion (as of December 31, 2014), has more than two million customers across all credit grades, and is headquartered in Dallas. (www.santanderconsumerusa.com)

Santander Consumer USA Holdings Inc.
Unaudited Financial Supplement
Fourth Quarter 2014

Table of Contents
Table 1: Condensed Consolidated Balance Sheets	6
Table 2: Condensed Consolidated Statements of Income	7
Table 3: Other Financial Information	8
Table 4: Credit Quality	10
Table 5: Originations	11
Table 6: Asset Sales	12
Table 7: Ending Portfolio	13
Table 8: Reconciliation of Non-GAAP Measures	14

Table 1: Condensed Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
Assets	(Unaudited, Dollars in thousands)
Cash and cash equivalents	$33,157	$10,531
Receivables held for sale	46,585	82,503
Retail installment contracts held for investment, net	21,954,445	20,219,609
Unsecured consumer loans, net	1,779,777	954,189
Restricted cash	1,920,857	1,563,613
Receivables from dealers, held for investment, net	99,490	94,745
Accrued interest receivable	364,676	319,157
Leased vehicles, net	4,862,783	2,023,433
Furniture and equipment, net	41,218	25,712
Federal, state and other income taxes receivable	398,358	372,338
Deferred tax asset	32,801	197,041
Goodwill	74,056	74,056
Intangible assets	53,682	54,664
Capital lease receivables, net	81,839	—
Other assets	505,873	410,305
Total assets	$32,249,597	$26,401,896

Liabilities and Equity
Liabilities:
Notes payable — credit facilities	$10,092,327	$8,099,773
Notes payable — secured structured financings	17,718,974	15,195,887
Accrued interest payable	25,552	26,512
Accounts payable and accrued expenses	336,574	283,106
Federal, state and other income taxes payable	319	7,623
Deferred tax liabilities, net	399,724	—
Other liabilities	117,778	102,163
Total liabilities	28,691,248	23,715,064

Equity:
Common stock, $0.01 par value	3,490	3,468
Additional paid-in capital	1,560,519	1,409,463
Accumulated other comprehensive income (loss)	3,553	(2,853)
Retained earnings	1,990,787	1,276,754
Total stockholders’ equity	3,558,349	2,686,832
Total liabilities and equity	$32,249,597	$26,401,896

Table 2: Condensed Consolidated Statements of Income

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited, Dollars in thousands, except per share amounts)
Interest on finance receivables and loans	$1,150,242	$1,049,298	$4,631,847	$3,773,072
Leased vehicle income	300,536	94,810	929,745	154,939
Other finance and interest income	4,432	140	8,068	6,010
Total finance and other interest income	1,455,210	1,144,248	5,569,660	3,934,021
Interest expense	141,308	117,725	523,203	408,787
Leased vehicle expense	240,635	73,028	740,236	121,541
Net finance and other interest income	1,073,267	953,495	4,306,221	3,403,693
Provision for credit losses	559,524	629,162	2,616,943	1,852,967
Net finance and other interest income after provision for credit losses	513,743	324,333	1,689,278	1,550,726
Profit sharing	8,152	43,444	74,925	78,246
Net finance and other interest income after provision for credit losses and profit sharing	505,591	280,889	1,614,353	1,472,480
Investment gains, net	21,334	31,739	116,765	40,689
Servicing fee income	19,576	4,454	72,627	25,464
Fees, commissions, and other	92,546	66,495	368,279	245,413
Total other income	133,456	102,688	557,671	311,566
Salary and benefits expense	98,093	87,884	482,637	305,056
Repossession expense	56,200	44,312	201,017	147,543
Other operating costs	76,163	70,450	278,382	246,359
Total operating expenses	230,456	202,646	962,036	698,958
Income before income taxes	408,591	180,931	1,209,988	1,085,088
Income tax expense	161,558	67,005	443,639	389,418
Net income	247,033	113,926	766,349	695,670
Noncontrolling interests	—	—	—	1,821
Net income attributable to Santander Consumer USA Holdings Inc. shareholders	$247,033	$113,926	$766,349	$697,491

Net income per common share (basic)	$0.71	$0.33	$2.20	$2.01
Net income per common share (diluted)	$0.69	$0.33	$2.15	$2.01
Dividends declared per common share	$—	$—	$0.15	$0.84
Weighted average common shares (basic)	348,998,644	346,201,020	348,723,472	346,177,515
Weighted average common shares (diluted)	355,856,631	346,201,020	355,722,363	346,177,515

Table 3: Other Financial Information

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2014	2013	2014	2013
Ratios	(Unaudited, Dollars in thousands)
Yield on individually acquired retail installment contracts	16.7%	17.0%	17.3%	17.8%
Yield on purchased receivables portfolios	14.7%	15.2%	15.1%	13.5%
Yield on receivables from dealers	5.3%	4.0%	4.1%	3.8%
Yield on unsecured consumer loans	20.5%	30.2%	23.1%	30.2%
Yield on earning assets (1)	14.9%	16.4%	15.7%	16.9%
Cost of debt (2)	2.1%	2.1%	2.0%	2.1%
Net interest margin (3)	13.1%	14.6%	14.1%	15.1%
Efficiency ratio (4)	19.1%	19.2%	19.8%	18.8%
Return on average assets (5)	3.1%	1.8%	2.6%	3.1%
Return on average equity (6)	29.1%	17.3%	24.7%	27.8%
Net charge-off ratio on individually acquired retail installment contracts (7)	8.1%	8.2%	6.9%	5.9%
Net charge-off ratio on purchased receivables portfolios (7)	5.2%	9.1%	4.5%	5.9%
Net charge-off ratio on unsecured consumer loans (7)	18.3%	5.3%	17.6%	3.2%
Net charge-off ratio (7)	8.6%	8.1%	7.3%	5.8%
Delinquency ratio on individually acquired retail installment contracts, end of period (8)	4.2%	4.0%	4.2%	4.0%
Delinquency ratio on unsecured consumer loans, end of period (8)	6.5%	5.6%	6.5%	5.6%
Delinquency ratio, end of period (8)	4.5%	4.5%	4.5%	4.5%
Tangible common equity to tangible assets (9)	10.7%	9.7%	10.7%	9.7%
Common stock dividend payout ratio (10)	—	—	6.8%	41.6%
Allowance to loans (11)	11.5%	10.3%	11.5%	10.3%

Other Financial Information
Charge-offs, net of recoveries, on individually acquired retail installment contracts	$492,434	$432,244	$1,617,351	$1,074,144
Charge-offs, net of recoveries, on purchased receivables portfolios	12,086	49,465	59,657	178,932
Charge-offs, net of recoveries, on unsecured consumer loans	86,045	12,574	264,720	13,395
Charge-offs, net of recoveries, on capital leases	402	—	402	—
Total charge-offs, net of recoveries	$590,967	$494,283	$1,942,130	$1,266,471
End of period Individually acquired retail installment contracts Delinquent principal over 60 days	1,030,580	855,315	1,030,580	855,315
End of period Unsecured consumer loans Delinquent principal over 60 days	138,400	65,360	138,400	65,360
End of period Delinquent principal over 60 days	$1,241,453	$1,102,373	$1,241,453	$1,102,373
End of period assets covered by allowance for credit losses	26,875,389	22,499,895	26,875,389	22,499,895
End of period Gross finance receivables, loans and capital leases	27,721,744	24,542,911	27,721,744	24,542,911
End of period Gross finance receivables, loans, and leases	33,226,211	26,822,857	33,226,211	26,822,857
Average Gross individually acquired retail installment contracts	$24,399,879	$21,017,161	$23,556,137	$18,097,082
Average Gross purchased receivables portfolios	935,734	2,175,708	1,321,281	3,041,992
Average Gross receivables from dealers	99,363	176,235	118,358	173,506
Average Gross unsecured consumer loans	1,878,501	940,379	1,505,387	425,229
Average Gross capital leases	71,555	—	30,648	—
Average Gross finance receivables, loans and capital leases	$27,385,032	$24,309,483	$26,531,811	$21,737,809
Average Gross finance receivables, loans, and leases	$32,650,643	$26,148,796	$30,642,923	$22,499,225

Average Total assets	$31,491,655	$25,931,737	$29,773,632	$22,558,567
Average Debt	$27,429,389	$22,913,106	$26,158,708	$19,675,851
Average Total equity	$3,399,942	$2,629,036	$3,097,915	$2,498,831

(1)	“Yield on earning assets” is defined as the ratio of Total finance and other interest income, net of Leased vehicle expense, to Average gross finance receivables, loans and leases

(2)	“Cost of debt” is defined as the ratio of Interest expense to Average debt

(3)	“Net interest margin” is defined as the ratio of Net finance and other interest income to Average gross finance receivables, loans and leases

(4)	“Efficiency ratio” is defined as the ratio of Operating expenses to the sum of Net finance and other interest income and Other income

(5)	“Return on average assets” is defined as the ratio of Net income to Average total assets

(6)	“Return on average equity” is defined as the ratio of Net income to Average total equity

(7)	“Net charge-off ratio” is defined as the ratio of Charge-offs, net of recoveries, to average balance of the respective portfolio

(8)	“Delinquency ratio” is defined as the ratio of End of period Delinquent principal over 60 days to balance of respective portfolio

(9)
“Tangible common equity to tangible assets" is defined as the ratio of Total equity, excluding Goodwill and intangible assets, to Total assets, excluding Goodwill and intangible assets (for a reconciliation from GAAP to this non-GAAP measure, see “Reconciliation of Non-GAAP Measures” on Page 14 of this release)

(10)	“Common stock dividend payout ratio” is defined as the ratio of Dividends declared per share of common stock to Earnings per share attributable to Santander Consumer USA Holdings Inc. shareholders

(11)	“Allowance to loans” is defined as the ratio of Allowance for credit losses to End of period assets covered by allowance for credit losses

Table 4: Credit Quality

Amounts for the quarter ended December 31, 2014 are as follows:
(in thousands)

	Retail Installment Contracts Acquired Individually	Unsecured Consumer Loans
Loan loss allowance — beginning of period	$2,793,199	$300,425
Provision for loan losses	425,573	134,280
Charge-offs	(955,372)	(91,905)
Recoveries	462,938	5,860
Loan loss allowance — end of period	$2,726,338	$348,660

Net charge-offs	$492,434	$86,045
Average unpaid principal balance (UPB)	24,399,879	1,878,501
Charge-off ratio	8.1%	18.3%

Amounts as of and for the year ended December 31, 2014 are as follows:
(in thousands)

	Retail Installment Contracts Acquired Individually		Unsecured Consumer Loans
Loan loss allowance — beginning of year	$2,132,634		$179,350
Provision for loan losses	2,211,055		434,030
Charge-offs	(3,341,047)		(286,331)
Recoveries	1,723,696		21,611
Loan loss allowance — end of year	$2,726,338		$348,660

UPB	$24,555,106		$2,128,769
Loan loss allowance as a percentage of UPB	11.1%		16.4%

Net charge-offs	$1,617,351		$264,720
Average UPB	23,556,137		1,505,387
Charge-off ratio	6.9%		17.6%

	Retail Installment Contracts Acquired Individually		Unsecured Consumer Loans
Principal, 31-60 days past due	$2,450,837	10.0%	$52,452	2.5%
Delinquent principal over 60 days	1,030,580	4.2%	138,400	6.5%
Total delinquent principal	$3,481,417	14.2%	$190,852	9.0%

Table 5: Originations

	Three Months Ended			Year Ended
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013
Retained Originations	(Dollars in thousands)			(Dollars in thousands)
Retail installment contracts	$3,220,019	$3,318,249	$3,497,949	$13,531,801	$14,035,221
Average APR	14.2%	15.3%	15.0%	15.6%	16.4%
Discount	1.0%	3.1%	3.7%	3.4%	3.5%

Unsecured consumer loans	$562,178	$516,431	$249,474	$1,182,171	$1,181,597
Average APR	20.5%	24.0%	21.6%	20.1%	23.3%
Discount	—	—	—	—	5.0%

Receivables from dealers	$—	$39,602	$1,609	$25,515	$167,449
Average APR	—	2.6%	3.5%	4.1%	3.7%
Discount	—	—	—	—	—

Leased vehicles	$721,932	$1,001,277	$1,267,291	$4,111,146	$2,420,882

Capital lease receivables	$42,368	$—	$31,503	$93,444	$—
Total originations retained	$4,546,497	$4,875,559	$5,047,826	$18,944,077	$17,805,149

Sold Originations
Retail installment contracts	$1,016,165	$693,712	$1,707,984	$6,049,653	$2,516,133
Average APR	4.1%	4.4%	4.8%	4.8%	5.2%

Receivables from dealers	$—	$—	$—	$8,724	$222,384
Average APR	—	—	—	5.3%	2.9%

Leased vehicles	$—	$—	$—	$369,114	$—
Total originations sold	$1,016,165	$693,712	$1,707,984	$6,427,491	$2,738,517

Total SCUSA originations	$5,562,662	$5,569,271	$6,755,810	$25,371,568	$20,543,666

Facilitated Originations
Receivables from dealers	$—	$185,344	$139,408	$392,920	$202,494
Leased vehicles	564,875	—	464,523	1,761,512	—
Total originations facilitated for affiliates	$564,875	$185,344	$603,931	$2,154,432	$202,494

Total originations	$6,127,537	$5,754,615	$7,359,741	$27,526,000	$20,746,160

Table 6: Asset Sales

Asset sales may include assets originated in prior periods.

	Three Months Ended			Year Ended
	December 31, 2014	December 31, 2013	September 30, 2014	December 31, 2014	December 31, 2013
	(Dollars in thousands)			(Dollars in thousands)
Asset Sales
Retail installment contracts	$1,137,471	$1,608,282	$2,413,251	$6,620,620	$2,505,442
Average APR	4.1%	4.4%	4.8%	4.8%	5.2%

Receivables from dealers	$—	$17,602	$18,227	$18,227	$222,384
Average APR	—	—	4.7%	4.7%	5.3%

Leased vehicles	$—	$—	$—	$369,114	$—
Total asset sales	$1,137,471	$1,625,884	$2,431,478	$7,007,961	$2,727,826

Table 7: Ending Portfolio

Ending held for investment portfolio, average APR and remaining unaccreted discount as of December 31, 2014 and 2013 are as follows:

	December 31, 2014	December 31, 2013
	(Dollars in thousands)
Retail installment contracts	$25,401,461	$23,199,341
Average APR	16.0%	16.3%
Discount	2.1%	2.8%

Unsecured consumer loans	$2,128,769	$1,165,778
Average APR	23.1%	24.0%
Discount	—	2.8%

Receivables from dealers	$100,164	$95,835
Average APR	4.3%	4.9%
Discount	—	—

Table 8: Reconciliation of Non-GAAP Measures

(Dollars in thousands, except per share data)	For the Year Ended
	December 31, 2014
Net income	$766,349
Add back:
Stock compensation recognized upon IPO, net of tax	74,428
Other IPO-related expenses, net of tax	1,409
Core net income	$842,186

Weighted average common shares (diluted)	355,722,363
Net income per common share (diluted)	$2.15
Core net income per common share (diluted)	$2.37

	December 31, 2014	December 31, 2013
Total equity	$3,558,349	$2,686,832
Deduct: Goodwill and intangibles	127,738	128,720
Tangible common equity	$3,430,611	$2,558,112

Total assets	$32,249,597	$26,401,896
Deduct: Goodwill and intangibles	127,738	128,720
Tangible assets	$32,121,859	$26,273,176

Equity to assets ratio	11.0%	10.2%
Tangible common equity to tangible assets	10.7%	9.7%